Exhibit 99.1

Oxbridge Reports Q3 2026 Results and Advances AI GridWorks’ Data Center Pipeline

AI GridWorks assesses sites and power as SurancePlus expands into third-party reinsurance

GRAND CAYMAN, Cayman Islands, November 9, 2026 – Oxbridge Re Holdings Limited (NASDAQ: OXBR) (the “Company” or “Oxbridge”) today reported financial results for the three and nine months ended September 30, 2026, and provided updates on SurancePlus and AI GridWorks.

Management Commentary

“Since launching AI GridWorks in August, we’ve assembled a development team, begun evaluating specific sites and engaged with utilities to assess how much power those sites could support and when it could be delivered,” said Jay Madhu, Chairman and Chief Executive Officer of Oxbridge. “Our opportunity starts with the land. Securing site control, establishing a path to power and advancing permits can add value well before construction begins. That gives us choices about where to commit capital and which projects to develop ourselves, pursue with a partner or sell at an earlier stage.”

“At SurancePlus, completing our first third-party offerings demonstrated that we can structure and issue tokenized securities tied to reinsurance originated outside Oxbridge.”

SurancePlus

In its fourth consecutive treaty year, SurancePlus completed five tokenized reinsurance offerings for 2026–2027, generating approximately $7.1 million in previously announced aggregate gross offering proceeds. Two offerings were tied to Oxbridge-originated reinsurance. The other three provided contractual exposure to specified reinsurance risks associated with HCI Group and Fortex Re through a separate investment structure.

The original annual return targets for T20 and T42 were 20% and 42%, respectively. At closing, SurancePlus announced revised targets of 26% and 32%, respectively, assuming no underwriting losses. The announced annual return targets for HCI Re 2026 Series A, B and C were 224%, 122% and 17%, respectively, under the same assumption. On October 21, HCI reported that it expected Hurricane Isaias to affect only Series B and that Series B remained profitable at that time. Actual returns depend on underwriting results and may differ materially from targets.

AI GridWorks

AI GridWorks develops the physical infrastructure that AI computing requires, including sites, utility power and powered data center shells. Since its August 2026 launch, AI GridWorks has advanced site evaluations, coordinated with utilities and engaged with prospective engineering, construction and financing partners.

The AI GridWorks team brings 44 years of combined experience across data center operations, power infrastructure, utilities, nuclear energy, strategic real estate, civil engineering and site development. That experience supports the work required to move projects from site selection and utility coordination through engineering, permitting and construction planning. Oxbridge’s leadership team brings experience in public-company management, capital markets, corporate finance and building and scaling companies. It supports AI GridWorks in evaluating financing options, structuring project capital and deciding when to deploy it.

AI GridWorks advances projects in phases and evaluates at each stage whether to sell a powered site, develop a powered shell, bring in a partner or retain ownership of a completed facility. At a completed facility, AI GridWorks may lease all or part of the space, operate the facility’s power and cooling systems, and fit out additional space as data halls as customer demand warrants.

SurancePlus and AI GridWorks bring complementary capabilities to Oxbridge. AI GridWorks brings together sites, utility power and entitlements to develop data center infrastructure. SurancePlus brings experience raising capital through tokenized securities. As projects advance, Oxbridge can evaluate tokenization alongside traditional financing and commit capital in stages based on each project’s progress and economics.

Oxbridge management has presented at and participated in a range of industry and investor conferences, where it met with institutional investors, capital providers and prospective partners to advance business development for both SurancePlus and AI GridWorks.

Financial Performance

General

Net loss for the quarter ended September 30, 2026 was $421,000, or ($0.05) basic and diluted loss per share compared to a net loss of $187,000 or ($0.02) basic and diluted loss per share, for the quarter ended September 30, 2025. The increase in net loss is primarily due to a decline in net premiums earned for the period ended September 30, 2026, partially offset by higher net investment and other income and lower general and administrative expenses.

Net loss for the nine months ended September 30, 2026 was $223,000, or ($0.03) basic and diluted loss per share compared to a net loss of $2.19 million or ($0.30) basic and diluted loss per share, for the nine months ended September 30, 2025. The decrease in net loss is primarily due to a decrease in loss and loss adjustment expenses as there were no underwriting losses recorded for the period ended September 30, 2026. SurancePlus management fee income along with reduced professional fees and overall compensation contributed towards the decrease in net loss for the nine-month period ended September 30, 2026.

Premium Income

Net premiums earned for the quarter ended September 30, 2026 decreased to $86,000 from $555,000 for the quarter ended September 30, 2025. The decrease is due to a lower amount of capital deployed into reinsurance contracts during the quarter when compared to the prior period.

Net premiums earned for the nine months ended September 30, 2026 decreased to $1.01 million from $1.73 million for the nine-month ended September 30, 2025. The decrease is due to a lower amount of capital deployed into reinsurance contracts during the nine-month period ended September 30, 2026 when compared to the prior period.

Expenses

For the quarter September 30, 2026, total expenses, including policy acquisition costs and general and administrative expenses, decreased to $647,000 from $815,000 for the quarter ended September 30, 2025. The decrease is primarily due to reduced professional fees and overall compensation for the three months ended September 30, 2026.

For the nine months ended September 30, 2026, total expenses, including policy acquisition costs and general and administrative expenses, decreased to $1.87 million from $4.99 million for the nine months ended September 30, 2025. The decrease is primarily due to no underwriting losses incurred and recognized for the nine months ended September 30, 2026. Reduced professional fees and overall compensation also contributed towards the decrease for the nine months period ended September 30, 2026.

Cash and cash equivalents, and restricted cash and cash equivalents.

As of September 30, 2026, our combined cash and restricted cash and cash equivalents increased by $12.59 million to $19.57 million, from $6.98 million as of December 31, 2025. The increase is the net result of the investment in the new tokenized securities, release of collateral from 25-26 reinsurance treaty contracts and premium deposits made during the nine months ending September 30, 2026.

Financial Ratios

Loss Ratio. The loss ratio is the ratio of losses and loss adjustment expenses incurred to premiums earned and measures the underwriting profitability of our reinsurance business. The loss ratio remained consistent at 0% for the three-month period ended September 30, 2026 when compared with prior comparative period.

The loss ratio decreased to 0% from 132.4% for the nine-month period ended September 30, 2026 when compared with prior comparative period. This was due to no losses being recognized for the nine-month period ending September 30, 2026 whereas a full limit loss was recognized for one of the reinsurance contracts during the nine-month period ending September 30, 2025.

Acquisition Cost Ratio. The acquisition cost ratio is the ratio of policy acquisition costs to net premiums earned. The acquisition cost ratio decreased marginally to 10.5% from 11% for the quarter ending September 30, 2026 when compared to prior comparable period. The decrease in acquisition cost ratio is due to reduced net premiums earned during the period ending September 30, 2026 when compared to prior comparable period.

The acquisition cost ratio increased marginally to 11.3% from 11% for the nine month period ending September 30, 2026 when compared to prior comparable period. The increase in acquisition cost ratio is due to reduced net premiums earned and marginal premium adjustments recognized during the period ending September 30, 2026 when compared to prior comparable period.

Expense Ratio. The expense ratio is the ratio of policy acquisition costs and general and administrative expenses to net premiums earned. We use the expense ratio to measure our operating performance. For the quarter ended September 30, 2026, the expense ratio increased to 752.3%, from 146.8% for the quarter ended September 30, 2025. The increase is primarily due to reduced net premiums earned during the quarter, when compared with the prior year period.

For the nine-month period ended September 30, 2026, the expense ratio increased to 185.8%, from 156.2% for the nine-month period ended September 30, 2025. The increase is primarily due to reduced net premiums earned during the nine months period ended September 30, 2026, when compared with the prior year period.

Combined ratio. We use the combined ratio to measure our underwriting performance. The combined ratio is the sum of the loss ratio and the expense ratio. For the quarter ended September 30, 2026, the combined ratio increased to 752.3%, from 146.8% for the quarter ended September 30, 2025. The increase is primarily due to reduced net premiums earned during the quarter, when compared with the prior year period.

For the nine-month period ended September 30, 2026, the combined ratio decreased to 185.8%, from 288.6% for the nine-month period ended September 30, 2025. The decrease is primarily due to reduced net premiums earned during the nine months period ended September 30, 2026, when compared with the prior year period.

Conference Call

Management will host a conference call later today to discuss these financial results, followed by a question and answer session. President and Chief Executive Officer Jay Madhu and Chief Financial Officer Wrendon Timothy will host the call starting at 4:30 p.m. Eastern time. The live presentation can be accessed by dialing the number below or by clicking the webcast link available on the Investor Information section of the company’s website at www.oxbridgere.com.

Date: November 9, 2026

Time: 4.30 p.m. Eastern time

Toll-free number: 877-524-8416

International number: +1 412-902-1028

Please call the conference telephone number 10 minutes before the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact InComm Conferencing at +1-201-493-6280

media@incommconferencing.com

A replay of the call will be available by telephone after 4:30 p.m. Eastern time on the same day of the call until November 23, 2026.

Toll-free replay number: 877-660-6853

International replay number: +1-201-612-7415

Conference ID: 13763526

About Oxbridge Re Holdings Limited

Oxbridge Re Holdings Limited (NASDAQ:OXBR,OXBRW) (“Oxbridge”) is a publicly traded holding company headquartered in the Cayman Islands, focused on building and growing businesses at the intersection of digital finance and artificial intelligence infrastructure.

Through its SurancePlus platform, Oxbridge has pioneered the tokenization of Real-World Assets (RWAs) by developing one of the first blockchain-based platforms to offer tokenized reinsurance securities sponsored by a subsidiary of a publicly traded company. The Company’s regulated reinsurance subsidiaries, Oxbridge Reinsurance Limited and Oxbridge Re NS, provide property and casualty reinsurance solutions serving insurers in the Gulf Coast region of the United States.

Through AI GridWorks, Oxbridge is expanding into AI infrastructure with a focus on developing, owning, and operating AI data centers and the supporting infrastructure required to meet the rapidly growing demand for AI compute.

For more information, visit www.oxbridgere.com, www.suranceplus.com, and www.aigridworks.ai

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the section entitled “Risk Factors” contained in our Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 30, 2026. The occurrence of any of these risks and uncertainties could have a material adverse effect on the Company’s business, financial condition and results of operations. Any forward-looking statements made in this press release speak only as of the date of this press release and, except as required by law, the Company undertakes no obligation to update any forward-looking statement contained in this press release, even if the Company’s expectations or any related events, conditions or circumstances change.

Company Contact:

Oxbridge Re Holdings Limited

Jay Madhu, CEO

345-749-7570

jmadhu@oxbridgere.com

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARIES

Consolidated Balance Sheets

(expressed in thousands of U.S. Dollars, except per share and share amounts)

	At September 30, 2026	At December 31, 2025

Assets
Cash and cash equivalents	4,137	268
Restricted cash and cash equivalents - Legacy Tokens	3,303	-
Restricted cash and cash equivalents - HCI Series 2026 Tokens	12,125	6,708
Premiums receivable	202	766
Other Assets	20	-
Deferred policy acquisition costs	25	102
Operating lease right-of-use assets	34	43
Prepayment and other assets	105	150
Property and equipment, net	14	16
Total assets	$19,965	8,053

Liabilities and Shareholders’ Equity
Liabilities:
Reserve for losses and loss adjustment expenses	91	91
Premium payable	3	-
Notes payable to noteholders	118	118
Unearned premium reserve	230	926
Losses payable	73	73
Operating lease liabilities	34	43
Accounts payable and other liabilities	322	309
Total liabilities	871	1,560

Mezzanine Equity
Due to Cat Re / T20 / T42 tokenholders	560	518
100,000 HCI 2026 Series A tokens at redemption value of $36.31 per token	3,631	-
100,000 HCI 2026 Series B tokens at redemption value of $49.43 per token	4,943	-
100,000 HCI 2026 Series C tokens at redemption value of $35.51 per token	3,551	-
Total Mezzanine equity	12,685	518

Shareholders’ equity:
Ordinary share capital, (par value $0.001, 500,000,000 shares authorized; 8,178,577 and 7,664,122 shares issued and outstanding)	6	6
Additional paid-in capital	38,645	38,047
Accumulated deficit	(32,462)	(32,137)
Total Oxbridge shareholders’ equity	6,189	5,916
Non-controlling interests	220	59
Total shareholders’ equity	6,409	5,975
Total liabilities, mezzanine and shareholders’ equity	$19,965	8,053

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARIES

Consolidated Statements of Income

(expressed in thousands of U.S. Dollars, except per share and share amounts)

	Three Months Ended Sep, 30		Nine Months Ended Sep, 30
	2026	2025	2026	2025

Revenue
Assumed premiums	-	-	314	2,222
Change in unearned premiums reserve	86	555	696	(490)

Net premiums earned	86	555	1,010	1,732
SurancePlus management fee income	-	-	501	1
Net investment and other income	175	79	312	251
Interest and gain on redemption of loan receivable	-	-	-	-
Unrealized (loss) gain on other investments	-	-	-	(20)
Realized gain on other investments	-	-	-	35
Change in fair value of equity securities	-	11	-	2

Total revenue	261	645	1,823	2,001

Expenses
Losses and loss adjustment expenses	-	-	-	2,293
Policy acquisition costs and underwriting expenses	9	61	114	191
General and administrative expenses	638	754	1,763	2,515

Total expenses	647	815	1,877	4,999

(Loss) before income / loss attributable to tokenholders and non-controlling interests	(386)	(170)	(54)	(2,998)

(Income) loss attributable to tokenholders	(3)	(2)	(5)	697

(Loss) before (income) loss attributable to non-controlling interests	(389)	(172)	(59)	(2,301)

(Income) loss attributable to non-controlling interests	(32)	(15)	(164)	102

Net loss attributable to ordinary shareholders	(421)	(187)	(223)	(2,199)

Loss per share attributable to shareholders
Basic and Diluted	(0.05)	(0.02)	(0.03)	(0.30)
Proceeds from Issuance of ordinary shares

Weighted-average shares outstanding
Basic and Diluted	8,124,949	7,664,122	8,017,781	7,297,044

Performance ratios to net premiums earned:
Loss ratio	0.0%	0.0%	0.0%	132.4%
Acquisition cost ratio	10.5%	11.0%	11.3%	11.0%
Expense ratio	752.3%	146.8%	185.8%	156.2%
Combined ratio	752.3%	146.8%	185.8%	288.6%